Exhibit 99.1
NEWS RELEASE

For information, contact:
Media – David A. Harpole (713) 309-4125
Investors – Douglas J. Pike (713) 309-7141

Lyondell Announces Result of Shareholder Vote
on its Acquisition by Basell

     HOUSTON, Nov. 20, 2007— Lyondell Chemical Company (NYSE: LYO) announced that, at a Special Meeting of Shareholders held today (the "Meeting"), shareholders approved the Agreement and Plan of Merger, dated as of July 16, 2007, among Basell AF, BIL Acquisition Holdings Limited (“Basell”) and Lyondell pursuant to which Basell will acquire all of Lyondell's outstanding common shares for cash consideration of $48 per share.

In the final vote count by the independent inspectors of election, 168,008,513 Lyondell common shares (approximately 66.2 percent of the outstanding common shares) were represented at the Meeting, in person or by proxy, and the Agreement and Plan of Merger was approved by 65.8 percent of the shares outstanding.

The closing of the transaction is anticipated to occur on or about Dec. 20, 2007.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, gasoline, ultra low-sulfur diesel, MTBE and ETBE.

SOURCE: Lyondell Chemical Company

Lyondell Chemical Company
www.lyondell.com